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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                     COMPUTER ASSOCIATES INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                               EXPLANATORY NOTE

     Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on July 24, 2002 in connection with the solicitation of proxies for electing the Board of Directors of Computer Associates at the 2002 Annual Meeting of Computer Associates' stockholders.

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            CA and Ranger Governance Agree to End Contested Election

Islandia, NY and Dallas, TX - July 24, 2002. CA and Ranger Governance today announced that they have entered into an agreement pursuant to which Ranger has dropped its proxy challenge for five seats on CA's Board of Directors and has withdrawn its slate of nominees.

CA announced that it will elect one additional independent director to the Company's Board. CA's Corporate Governance Committee will nominate a candidate and the entire board will vote on the nomination, most likely before the end of the calendar year.

Sanjay Kumar, President and Chief Executive Officer of Computer Associates, said, "We are pleased to put this matter behind us. In conversations with Ranger over the last few days, it has become clear that Ranger and we are largely in agreement on corporate governance issues. And we are pleased that many of their suggestions have already been incorporated in our Corporate Governance Principles announced in May and contained in our recently filed preliminary proxy. In particular, we agree with Ranger's thesis that companies with good corporate governance will in the long run be awarded a premium by shareholders."

Kumar continued: "We recently added four new directors at a time when many companies are having difficulty finding one, and we credit our new governance principles for setting the stage to attract such outstanding business leaders."

Said Stephen Perkins, President of Ranger Governance, "At a time when many boards are being broadly criticized for having failed to exercise good oversight, we are pleased to see that CA has made great strides in the corporate governance area. We believe Ranger has played a very important role in raising important issues at CA and in encouraging them to focus on good corporate governance. We believe that the Company's new independent directors -- and its process for identifying new directors -- will ensure that the Company adheres to its stated principles and that this will benefit shareholders. Our goal has always been to focus on providing value for all shareholders and we are confident that CA's Board is well positioned to do just that."

Said Sam Wyly, founder of Ranger Governance, "With the changes that CA has made, and under the leadership of Sanjay Kumar and his management team, I am confident that CA is on a course to being recognized as the gold standard in good corporate governance. CA's new business


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model and demonstrable focus on corporate governance should yield good results for all shareholders in the future. I am proud of Ranger's role in this process of shareholder democracy."

About Computer Associates

Computer Associates International, Inc. (NYSE: CA - News) delivers The Software That Manages eBusiness. CA's world-class solutions address all aspects of eBusiness management through industry-leading brands: Unicenter for infrastructure management, eTrust for security management, BrightStor for storage management, CleverPath for portal and business intelligence, AllFusion for application life cycle management, Advantage for data management and application development, and Jasmine for object-oriented database technology. Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies. For more information, visit ca.com.

About Ranger Governance

Ranger Governance, Ltd. is a Dallas-based limited partnership formed by Charles and Sam Wyly in June of 2001 to promote good corporate governance.

All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

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                            IMPORTANT INFORMATION

We plan to file a definitive proxy statement with the Securities and Exchange Commission relating to our solicitation of proxies from our stockholders with respect to our 2002 annual meeting of stockholders. WE ADVISE YOU TO READ THIS PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Our definitive proxy statement and other relevant documents will be available for free at the Securities and Exchange Commission's Internet web site at www.sec.gov. You may also obtain a free copy of our definitive proxy statement, when it becomes available, and other relevant documents by writing to us at One Computer Associates Plaza, Islandia, New York 11749, or by visiting our Internet web site at www.ca.com. Detailed information regarding the names, affiliation and interest of individuals who may be deemed participants in the solicitation of proxies of Computer Associates' stockholders is available in the soliciting materials on
Schedule 14A filed by Computer Associates with the SEC.